Exhibit (a)(5)(vi)

PHH CORPORATION ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER

Mount Laurel, NJ — September 11, 2017 — PHH Corporation (“PHH” or the “Company”) (NYSE: PHH) announced today the preliminary results of its modified “Dutch auction” tender offer, which expired at 12:01 a.m., New York City time, on Monday, September 11, 2017.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of approximately 18,785,719 shares of PHH’s common stock were properly tendered and not properly withdrawn at or below a purchase price of $14.25 per share, including approximately 2,879,018 shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, PHH expects to accept for payment, at a purchase price of $14.25 per share, approximately 18,785,719 shares properly tendered at or below the purchase price and not properly withdrawn before the expiration date, at an aggregate cost of approximately $267,696,489, excluding fees and expenses relating to the tender offer.  The shares of common stock expected to be purchased include 18,666,666 shares that the Company initially offered to purchase for $266,000,000 and 119,053 additional shares that the Company has elected to purchase for approximately $1,696,489 pursuant to its right to purchase up to an additional 2% of its outstanding shares without amending or extending the tender offer.  The shares expected to be purchased represent approximately 36.6% of PHH’s common stock issued and outstanding as of September 8, 2017.

The number of shares expected to be purchased in the tender offer, and the per share and total purchase price are based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the prescribed three trading day settlement period. The final number of shares to be purchased, the final per share and total purchase prices and proration factor (if any) will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. To the extent shares tendered through notice of guaranteed delivery are not delivered within the prescribed three trading day settlement period, the number of shares PHH accepts, the per share and total purchase prices and proration factor (if any) may differ from the preliminary amounts above. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter.  As previously disclosed, PHH will fund the purchase of shares pursuant to the tender offer, including related fees and expenses, from its available excess cash on hand.

Credit Suisse Securities (USA) LLC is serving as dealer manager for the tender offer, MacKenzie Partners, Inc. is serving as information agent for the tender offer and Computershare Trust Company, N.A. is serving as depositary for the tender offer. All inquiries regarding the tender offer may be directed to MacKenzie Partners, Inc. at (212) 929-5500 or toll-free at (800) 322-2885.

About PHH

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators, servicers and subservicers of residential mortgages in the United States. PHH Mortgage currently provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers.  For additional information, please visit www.phh.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements as to the number of shares expected to be purchased in the tender offer, and the per share and total purchase price, which reflect the Company’s current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,”

“believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. The inclusion of this forward-looking information should not be regarded as a representation by PHH or any other person that its future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, liquidity and planned transactions. Factors which could have a material adverse effect on the Company’s operations, future prospects and value of its shares include, but are not limited to: expectations about changes to its operating expenses; anticipated capital expenditures; expectations about changes in its earnings in equity interests and net income; expectations about the amount of unrecognized tax benefits, the outcome of tax assessment appeals, the adequacy of its existing tax reserves, future tax expenditures, and tax rates; expectations about the sufficiency of its available sources of liquidity to meet normal operating requirements and capital expenditures; expectations regarding the future outcome of legal proceedings in which the Company is involved; potential adverse effects on its relationships with existing and potential advertisers, suppliers, customers, vendors, distributors, landlords, licensors, licensees, joint venture partners, and other business partners; the number of shares it is able to purchase pursuant to the tender offer or otherwise and the per share and total purchase price at which it is able to purchase shares in the tender offer; and the ability of PHH to achieve the benefits contemplated by the tender offer.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. The foregoing should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Form 10-Q for the quarter ended June 30, 2017 filed with the SEC and other documents the Company files with or furnish to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Company anticipates will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations.

Contact Information:

Investors

Hugo Arias

hugo.arias@phh.com

(856) 917-0108

Media

Dico Akseraylian

dico.akseraylian@phh.com

(856) 917-0066